EXHIBIT 10.112

MEDAREX, INC.

THE SECOND 2004 RESTRICTED STOCK UNIT AWARD AND DEFERRED
COMPENSATION PROGRAM UNDER THE MEDAREX, INC.
2001 STOCK OPTION PLAN

1.             Introduction

This Second 2004 Restricted Stock Unit Award and Deferred Compensation Program under the Medarex, Inc. 2001 Stock Option Plan (the “Program”) is intended to promote the interests of the Company and its shareholders by paying a portion of the Bonus of a Participant in the form of units of measurement relating to the value of the Company’s common stock.  The Program provides for a matching payment to the Participant upon completion of a vesting period.  The purpose of the Program is to provide a select group of management and highly compensated employees of the Company with the option to defer the receipt of portions of their compensation payable for services rendered to the Company.  It is intended that the Program will assist in retaining qualified individuals to serve as officers of the Company.

2.             Definitions

a.             “Base Award” means the portion a Participant’s Restricted Stock Unit Award consisting of the Voluntary Deferral as described in Section 4(a) hereof.

b.             “Board” means the Board of Directors of the Company.

c.             “Bonus” means a Participant’s annual bonus granted by the Company to a Participant without regard to any decreases as a result of (i) an election to defer a portion of a bonus under the Program or (ii) an election between benefits or cash provided under a program of the Company maintained pursuant to Section 401(k) of the Code.

d.             “Committee” means the Compensation and Organization Committee of the Board.

e.             “Common Stock” means the common stock, par value $.01 per share, of the Company.

f.              “Company” means Medarex, Inc., a New Jersey corporation.

g.             “Fair Market Value” as of a given date means the average of the high and low sales prices of a share of Common Stock on the trading day immediately preceding the date as of which Fair Market Value is to be determined, or in the absence of any reported sales of Common Stock on such date, on the first preceding date on which any such sale shall have been reported.  If the Common Stock is not listed on any exchange or securities market on the date as of which Fair Market Value is to be determined, the

Board shall determine in good faith the Fair Market Value in whatever manner it considers appropriate.

h.             “Grant Date” means the date on which a Voluntary Deferral is made pursuant to Section 4(a) hereof.

i.              “Matching Contribution” means an additional contribution by the Company to a Participant’s Restricted Stock Unit Award, which shall equal the Participant’s Base Award.

j.              “Participant” means any employee of the Company designated by the Committee to be a participant in the Program.

k.             “Restricted Stock Unit” means a non-voting unit of measurement based on the Fair Market Value of a share of Common Stock, which entitles a Participant to receive payment in accordance with the terms of the Program.

l.              “Restricted Stock Unit Account” means a book account maintained by the Company reflecting the Restricted Stock Units allocated to a Participant pursuant to Section 4(b) hereof.

m.            “Restricted Stock Unit Award” means an award under Section 4(b) hereof of Restricted Stock Units.

n.             “Voluntary Deferral” means the deferral of up to 50% of a Participant’s Bonus otherwise payable to the Participant in cash, based on the election of the Participant pursuant to Section 4(a) hereof.

3.             Administration

The Program shall be administered by the Committee.  The Committee shall have full authority to administer the Program, including the discretionary authority to interpret and construe all provisions of the Program, to resolve all questions of fact arising under the Program, and to adopt such rules and regulations for administering the Program, as it may deem necessary or appropriate.  Decisions of the Committee shall be final and binding on all parties. The Committee may delegate administrative responsibilities under the Program to appropriate officers or employees of the Company.  All expenses of the Program shall be borne by the Company.

4.             Crediting of Restricted Stock Units

a.             Voluntary Deferrals

A Participant may elect to defer up to fifty (50%) percent of the Participant’s Bonus as a Base Award pursuant to Section 4(b) hereof.  Such Voluntary Deferral shall be made on the basis of a Participant’s written election stating the percentage of the Participant’s Bonus that shall be deferred as a Base Award.  Such election shall be made in the form required by the Committee and shall be delivered to the Company no later than December 31 of the year prior to the year in which the Bonus is payable.  Such election shall be irrevocable.

b.             Restricted Stock Unit Awards

A Participant shall receive a Restricted Stock Unit Award in respect of the Participant’s Base Award and the Company’s Matching Contribution.  The Base Award shall be determined by dividing (i) the aggregate dollar amount of the percentage of the Participant’s Bonus that is designated by the Participant under Section 4(a) hereof to be converted into a Restricted Stock Unit Award, by (ii) the Fair Market Value of the Common Stock at the time the Bonus is awarded.  The Restricted Stock Unit Award shall consist of the Base Award plus the Company’s Matching Contribution.  Such Restricted Stock Unit Award shall be credited to the Participant’s Restricted Stock Unit Account.

c.             Dividend Equivalents

As of any date that cash dividends are paid with respect to the Common Stock from time to time, each Restricted Stock Unit Award shall be credited with an additional number of Restricted Stock Units determined by dividing (i) the aggregate dollar amount of the dividends that would have been paid on that Restricted Stock Unit Award for such dividend had the underlying Restricted Stock Units been actual Common Stock by (ii) the Fair Market Value of the Common Stock on the dividend payment date.

d.             Certain Adjustments

If there shall occur any recapitalization, reclassification, share dividend, share split, reverse share split, or other distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Program, cause an adjustment to be made in the Participants’ Restricted Stock Unit Accounts.  It is intended that in making such adjustments, the Committee will seek to put each Participant in the same economic position the Participant was in prior to the change (but without duplication of any benefits that may be provided under Section 4(c) hereof).  Except as is expressly provided in this Section, Participants shall have no rights as a result of any such change in the Common Stock or other event.

5.             Vesting of Restricted Stock Unit Awards

For any given Restricted Stock Unit Award, the Base Award shall be fully vested at all times.  The Matching Contribution shall be 25% vested as of the Grant Date.  So long as the Participant remains employed by the Company, and subject to Section 7 hereof, an additional 25% of the Matching Contribution shall vest on each anniversary of the Grant Date until the Matching Contribution is fully vested.

6.             Distribution of Benefits

a.     Subject to Section 7 hereof, a Participant shall be entitled to a benefit under the Program with respect to each Restricted Stock Unit Award upon the third anniversary of the Grant Date for such Restricted Stock Unit Award.  Notwithstanding the foregoing and subject to Section 7 hereof, a Participant may, at least twelve (12) months prior to an expected distribution date, elect to defer such distribution.  The election shall be made in writing and in the form required by the Committee.  Unless deferred as set forth above, benefits under the Program shall be distributed in a single payment and shall be paid exclusively in the form of Common Stock.

b.     Anything herein to the contrary notwithstanding, in the event a Participant’s employment is terminated for any reason prior to the third anniversary of the Grant Date, all vested benefits shall be distributed as of the date of such termination.

c.     All payments of the benefits under this Program shall be made within fifteen (15) days of the date the Participant shall be entitled to receive a benefit hereunder.

7.             Termination of Employment

a.             In the event a Participant’s employment with the Company is terminated for Cause, or by reason of such Participant’s voluntary resignation (other than for Good Reason), all unvested benefits hereunder shall be fully and immediately forfeited.  For the avoidance of doubt, termination by reason of the Permanent Disability or death of the Participant shall not be deemed to be “for Cause, or by reason of such Participant’s voluntary resignation”.

b.             In the event a Participant’s employment with the Company is terminated for any reason other than as described in the first sentence of Section 7(a) above, all of the Participant’s Restricted Stock Unit Awards (including the full Matching Contribution) shall become fully and immediately vested.

c.             As used herein, the term “Cause” shall be limited to actions on the part of the Participant which constitute gross negligence or willful misconduct in the performance or non-performance of the Participant’s duties with the Company or a material breach by the Participant of the terms of any employment arrangement entered into between the Participant and the Company, so long as such material breach is not caused by the Company.

d.             As used herein the term “Permanent Disability” shall mean the Participant’s absence from work as a result of personal injury, sickness or other disability for any continuous period of time exceeding one hundred eighty (180) days.

e.             As used herein, the term “Good Reason” shall be mean the following actions by the Company without the Participant’s express written consent:

i.      The assignment to the Participant of any duties or responsibilities that results in a material diminution in the Participant’s position or function; provided, however, that a change in the Participant’s title or reporting relationships shall not provide the basis for a termination with good reason;

ii.     A relocation of the Participant’s business office to a location more than fifty (50) miles from the location at which the Participant performs duties as of the Grant Date, except for required travel by the Participant on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as of the Grant Date; or

iii.    A material breach by the Company of any provision of any employment arrangement or any other material agreement between the Participant and the Company concerning the terms and conditions of the Participant’s employment.

8.             Change in Control

Anything herein to the contrary notwithstanding, in the event of a Change in Control of the Company as defined under the Company’s 2001 Stock Option Plan, all of a Participant’s Restricted Stock Unit Awards (including the full Matching Contribution) shall become fully and immediately vested.  In such event, all benefits payable under this Program shall be distributed within fifteen (15) days of the date of such Change in Control.

9.             Beneficiaries

Any payment required to be made to a Participant hereunder that cannot be made to the Participant because of his death shall be made to the Participant’s beneficiary or beneficiaries, subject to applicable law.  Each Participant shall have the right to designate in writing from time to time a beneficiary or beneficiaries by filing a written notice of such designation with the Committee.  In the event a beneficiary designated by the Participant does not survive the Participant and no successor beneficiary is selected, or in the event no valid designation has been made, such Participant’s beneficiary shall be such Participant’s estate.

10.           Unfunded Status

The Program shall be unfunded, and all benefits payable to Participants under the Program represent merely unfunded, unsecured promises of the Company to provide a benefit to the Participant in the future.

11.           Transfers Prohibited

No transfer (other than pursuant to Section 9 hereof) by a Participant of any right to any payment hereunder, whether voluntary or involuntary, by operation of law or otherwise, and whether by means of alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, shall vest the transferee with any interest or right, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void and of no force or effect.

12.           Limitation of Rights

Nothing contained in the Program shall confer upon any Participant any right (i) as a shareholder of the Company or (ii) with respect to the continuation of the Participant’s status as an employee of the Company.

13.           Termination and Amendment

The Program may be terminated at any time by the Committee and the Program may be amended by the Committee from time to time in any respect; provided, however, that no such termination or amendment may reduce the value of Restricted Stock Units theretofore credited or creditable to a Participant’s Restricted Stock Unit Account without the affected Participant’s prior written consent.

14.           Withholding Taxes

Where a Participant or other person is entitled to receive a payment pursuant to the Program, the Company shall withhold, or make suitable arrangements with the Participant for the payment of, the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person of such payment.

15.           Choice of Law

The Program and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of New Jersey, without reference to the principles of conflicts of laws, and to applicable federal securities laws.